Exhibit 10.1

JOINT DEVELOPMENT, MANUFACTURING, AND LICENSING AGREEMENT CONFIDENTIAL

JOINT DEVELOPMENT, MANUFACTURING AND LICENSING AGREEMENT

THIS JOINT DEVELOPMENT, MANUFACTURING, AND LICENSING AGREEMENT (this “Agreement”) is entered into as of March 31, 2026 (the “Effective Date”), by and between ONCOTELIC THERAPEUTICS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware, with its principal place of business at 29397 Agoura Road Suite 107, Agoura Hills, California 91301 (hereinafter, “Oncotelic”), on the one hand, and TECHFORCE ROBOTICS, INC., a corporation duly organized and validly existing under the laws of the State of Nevada, with its principal place of business at 42225 Remington Ave. #A15, Temecula, CA 92590 (hereinafter, “TechForce”), on the other hand. Oncotelic and TechForce are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Oncotelic is a biopharmaceutical and artificial intelligence company with expertise in AI-driven pharmaceutical platform technology, including its proprietary PDAOAI platform, and pharmaceutical process knowledge;

WHEREAS, TechForce is a robotics engineering company with expertise in designing, manufacturing, and deploying robotic hardware, automation and AI enhanced systems;

WHEREAS, the Parties desire to combine Oncotelic’s AI platform and pharmaceutical expertise with TechForce’s robotics, hardware and AI capabilities to develop, manufacture, and commercialize integrated AI-enabled, GMP-compliant robotic systems for use in pharmaceutical manufacturing environments;

WHEREAS, the Parties wish to establish the terms and conditions governing their joint development, manufacturing, and commercialization collaboration as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with a Party, where “control” means ownership of more than fifty percent (50%) of the voting securities or other equity interests.

1.2 “Background IP” means all Intellectual Property Rights owned or controlled by a Party (a) prior to the Effective Date, or (b) developed by a Party outside the scope of this Agreement and without use of the other Party’s resources or Confidential Information, in each case as listed or described in Exhibit A.

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1.3 “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale, selling, or supporting Products, as well as any licensing of Product-related rights to third parties.

1.4 “Competing Product” means any product or service that (a) incorporates AI-enabled robotic automation technology, (b) is designed for use in pharmaceutical manufacturing or GMP-regulated environments, and (c) competes with or serves as a substitute for the Product.

1.5 “Confidential Information” means all non-public technical, business, financial, or other proprietary information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether disclosed orally, in writing, electronically, or otherwise, including trade secrets, know-how, algorithms, source code, clinical data, manufacturing processes, financial projections, and customer information.

1.6 “E&O Inventory” means excess or obsolete inventory of components, work-in-progress, or finished Products resulting from: (a) reliance on Forecasts not converted to Orders; (b) Product design or specification changes; or (c) Product discontinuation.

1.7 “Engineering Change Request” or “ECR” means a written request submitted by either Party to modify the Product design, technical specifications, Bill of Materials, or Manufacturing Requirements.

1.8 “Field” means the pharmaceutical manufacturing, biopharmaceutical manufacturing, and laboratory automation industries, including but not limited to GMP-regulated manufacturing environments for drug, biologic, and medical device production.

1.9 “Forecast” means a rolling, non-binding twelve (12)-month projection of anticipated Product demand submitted by TechForce for planning and procurement purposes.

1.10 “Foreground IP” or “Developed IP” means all Intellectual Property Rights conceived, invented, developed, or reduced to practice by one or both Parties (or their employees or contractors) in the course of performing the Project under this Agreement, excluding Background IP.

1.11 “GMP” or “Good Manufacturing Practice” means the current good manufacturing practice standards applicable to pharmaceutical, biologic, and combination product manufacturing as set forth in the U.S. Code of Federal Regulations, including but not limited to 21 C.F.R. Parts 210, 211, 820, and 4, and any applicable international equivalents.

1.12 “GMP Workflow Integration” means the incorporation of Product functionality into standard operating procedures and manufacturing workflows to support compliance with applicable GMP regulatory requirements.

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1.13 “Intellectual Property Rights” or “IP” means all patents, patent applications, copyrights, trade secrets, know-how, trademarks, service marks, trade dress, mask works, moral rights, rights of publicity, database rights, and any other form of intellectual property protection recognized in any jurisdiction, including all applications and registrations therefor.

1.14 “Joint IP” means any Foreground IP jointly conceived, developed, or reduced to practice by employees or contractors of both Parties, as determined in accordance with applicable law.

1.15 “Licensed Product” means any product or service that embodies, incorporates, or is manufactured using the Foreground IP or Background IP licensed hereunder, including any integrated system combining Oncotelic’s AI components with TechForce’s robotic hardware for use in pharmaceutical manufacturing or laboratory automation.

1.16 “Manufacturing Requirements” means the agreed specifications, quality standards, GMP requirements, testing protocols, Bill of Materials, and production procedures applicable to the manufacture of the Product, as mutually agreed by the Parties in writing from time to time.

1.17 “Milestone” means a defined development or commercialization objective agreed upon in writing by the Parties, the achievement of which triggers specified payment obligations as set forth in any applicable written payment schedule or statement of work.

1.18 “Net Sales” means gross revenues received by a Party or its Affiliates from the sale or licensing of Products to unaffiliated third parties, less: (a) trade, quantity, and cash discounts actually allowed; (b) credits and allowances for returned or defective goods; (c) freight, insurance, and handling charges separately itemized; (d) sales, use, excise, and similar taxes actually paid; and (e) commissions to unaffiliated distributors.

1.19 “Order” means a binding purchase order for Products issued by Oncotelic in accordance with the terms of this Agreement.

1.20 “PDAOAI Platform” means Oncotelic’s proprietary artificial intelligence platform, including all associated algorithms, models, training data, software, data pipelines, and improvements, used for pharmaceutical process optimization, monitoring, and documentation.

1.21 “Product” means the integrated AI-enabled, GMP-compliant robotic system jointly developed by the Parties under this Agreement, incorporating TechForce’s robotic hardware and Oncotelic’s PDAOAI Platform, designed for use in pharmaceutical manufacturing environments, as further described in Exhibit A (Scope of Work).

1.22 “Production Lead Time” means the period from acceptance of an Order by the applicable manufacturing party to delivery of the Product to the designated delivery point.

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1.23 “Project” means the joint development, manufacturing, and commercialization activities undertaken by the Parties pursuant to this Agreement.

1.24 “RaaS” or “Robotics-as-a-Service” means a subscription-based delivery model for the Product, providing access to hardware, software, AI capabilities, maintenance, and support services for a recurring fee.

1.25 “Territory” means worldwide, unless otherwise specified in a separate Commercialization and Licensing Agreement pursuant to Article 16.

ARTICLE 2 PURPOSE AND SCOPE OF COLLABORATION

2.1 Purpose

The purpose of this Agreement is to establish a comprehensive framework for the joint development, manufacturing, and commercialization of AI-enabled, GMP-compliant robotic systems for use in pharmaceutical and related manufacturing environments. The collaboration is intended to leverage each Party’s respective expertise and resources to create an integrated Product that meets the needs of the pharmaceutical manufacturing industry.

2.2 Scope of Collaboration

The collaboration between the Parties shall encompass the full lifecycle of the Product, from initial design and development through manufacturing readiness and commercial deployment. Specifically, the scope of the collaboration shall include: (a) the integration of Oncotelic’s PDAOAI Platform with TechForce’s robotic hardware and automation systems to form a unified Product; (b) the joint design and development of the Product as described in Exhibit A (Scope of Work); (c) the development of automated systems to support material handling, process monitoring, and operational workflows in GMP-regulated pharmaceutical environments; (d) the implementation of PDAOAI-driven monitoring, documentation, and process optimization capabilities; (e) the development and validation of GMP-compliant workflows, features, and capabilities, including installation qualification (IQ), operational qualification (OQ), and performance qualification (PQ) frameworks; (f) the establishment of manufacturing readiness, scale-up plans, and supply chain infrastructure to support commercial production; and (g) the development of a commercialization strategy for the Product in the pharmaceutical manufacturing sector, as further specified in Article 16.

The detailed technical scope of work, including functional objectives, system capabilities, acceptance criteria, and development timelines, is set forth in Exhibit A (Scope of Work), which may be updated from time to time by mutual written agreement of the Parties. No unilateral modification to the scope of work shall be binding on either Party.

2.3 Joint Development Activities

The Parties shall collaborate in good faith and shall each use Commercially Reasonable Efforts to: (a) design, develop, prototype, and test the Product in accordance with the functional specifications set forth in Exhibit A; (b) integrate the PDAOAI Platform and TechForce’s robotics systems into a unified, GMP-compliant Product architecture that satisfies all applicable regulatory requirements; (c) develop GMP-compliant workflows, automated electronic documentation capabilities, data capture systems, and real-time process monitoring features; (d) support validation readiness, including the development of IQ, OQ, and PQ protocols and all associated technical documentation required for regulatory submissions and customer deployment; (e) prepare technical documentation, engineering data packages, and validation records required for FDA submissions and customer qualification activities; and (f) establish manufacturing readiness and successfully complete acceptance testing for each development deliverable as agreed by the Parties in writing.

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Each Party shall designate qualified technical personnel to lead and support the joint development activities within its area of responsibility. Each Party shall promptly report development progress, risks, and issues to the other Party and shall cooperate in good faith to resolve technical challenges as they arise. Neither Party shall unilaterally proceed with any activity that falls outside its assigned responsibilities without the prior written approval of the other Party.

2.4 Manufacturing and Supply Integration

In parallel with joint development activities, the Parties shall collaborate to establish the manufacturing and supply chain infrastructure necessary to support commercial production of the Product. Such collaboration shall include: (a) developing and executing manufacturing readiness and scale-up plans consistent with anticipated commercial demand as reflected in applicable Forecasts; (b) defining the Bill of Materials (BOM), sourcing strategy, supplier qualification criteria, and approved vendor list; (c) developing Manufacturing Requirements, technical specifications, and validation protocols consistent with GMP standards and applicable regulatory requirements; (d) identifying, evaluating, and selecting third-party contract manufacturers to the extent that either Party elects to outsource manufacturing activities, provided that any such contract manufacturer shall be bound by confidentiality, IP, and quality obligations no less protective than those set forth in this Agreement; and (e) supporting all activities related to the production, assembly, testing, packaging, labeling, and delivery of commercial Products to customers, consistent with the terms of Article 7.

The Parties acknowledge that manufacturing readiness is a critical path activity and shall treat it with corresponding priority. Each Party shall report supply chain risks and manufacturing challenges to the other Party promptly upon becoming aware of them. All manufacturing relationships and third-party contracts material to the supply of the Product shall require prior written approval of both Parties.

2.5 Change Management

Any material change to Product design, technical specifications, Bill of Materials, or Manufacturing Requirements shall be subject to the following change management procedure. The Party requesting a change shall submit a written Engineering Change Request (“ECR”) to the other Party. The ECR shall describe the proposed change in sufficient technical detail and shall include a written assessment of the anticipated impact on cost, development timeline, inventory, regulatory compliance, and product quality. No material change shall be implemented without the mutual written approval of both Parties.

The Party requesting a change shall bear all reasonable incremental costs associated with the implementation of any approved change, including without limitation costs for obsolete inventory, component rework, production requalification, re-validation activities, and any required regulatory notifications or resubmissions. Where a proposed change affects the obligations or cost exposure of both Parties, the allocation of incremental costs shall be determined by mutual written agreement of the Parties and documented in a written amendment to the applicable statement of work. No verbal change authorization shall be binding on either Party.

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ARTICLE 3 FUNDING AND PAYMENTS

3.1 Development Funding

The Parties shall fund the joint development as set forth in any applicable written payment schedule or statement of work agreed between the Parties. Each Party shall contribute the funding, personnel, facilities, equipment, and other resources assigned to it in accordance with such written agreements. All monetary payments shall be made in U.S. Dollars, and invoiced amounts shall be due and payable within thirty (30) days of the date of invoice.

3.2 Milestone Payments

Upon verified achievement and acceptance of each defined Milestone, the applicable Party shall make the associated milestone payment within thirty (30) days of written confirmation of Milestone achievement by both Parties. Achievement of Milestones shall be determined through acceptance testing procedures agreed in writing by the Parties. If a deliverable fails acceptance testing, the responsible Party shall remedy the deficiency at its own cost within the timeframe agreed by both Parties in writing, and the Milestone payment shall not be due until the deficiency is cured.

3.3 Cost Sharing

Certain joint development costs, including third-party testing, regulatory filing fees, and manufacturing tooling, shall be shared between the Parties in proportion to percentages agreed in any applicable written cost-sharing schedule, or as otherwise approved in writing by both Parties. Neither Party shall incur joint costs in excess of the approved budget without prior written consent of the other Party. All subcontractor agreements funded by joint resources shall require prior written approval of both Parties.

3.4 Royalties and Profit Sharing

The Parties acknowledge that revenue sharing, royalty rates, profit-sharing formulas, and related financial terms applicable to the commercial sale, licensing, or RaaS deployment of Products shall be negotiated and set forth in a separate Commercialization and Licensing Agreement to be executed prior to the first commercial sale of the Product, as further described in Article 16 of this Agreement. Pending execution of such separate agreement, no commercialization or revenue-generating activities related to the Product shall be initiated by either Party without mutual written consent.

3.5 Audit Rights

Each Party shall maintain accurate books and records relating to all payments, costs, revenues, and royalties arising under this Agreement for a period of three (3) years following the calendar year to which such records pertain. Each Party may, upon at least thirty (30) days’ prior written notice, audit the other Party’s relevant books and records no more than once per calendar year to verify compliance with financial obligations under this Agreement. Such audits shall be conducted at the requesting Party’s expense by a qualified independent accountant, except that, if the audit reveals an underpayment or overcharge exceeding five percent (5%) of the amounts due for the audited period, the audited Party shall bear the reasonable cost of the audit.

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3.6 Taxes

Each Party shall be responsible for taxes imposed on its own income, profits, or gains. To the extent any withholding or value-added taxes are required by applicable law to be deducted from any payments made hereunder, the paying Party shall deduct such taxes, remit them to the appropriate taxing authority, and provide the receiving Party with official tax receipts. The Parties shall cooperate in good faith to minimize tax obligations to the extent lawfully available, including completing and providing applicable tax forms and certifications.

ARTICLE 4 LICENSE GRANTS

4.1 Development Licenses

Each Party hereby grants to the other Party a limited, non-exclusive, royalty-free, non-transferable, non-sublicensable (except to permitted subcontractors) license under its Background IP solely to the extent reasonably necessary for the other Party to perform its obligations under this Agreement during the Term. These licenses are granted solely for the purposes of the Project and shall terminate upon the expiration or termination of this Agreement (subject to any survival provisions herein).

4.2 Restrictions on PDAOAI Platform License

Any license granted by Oncotelic to TechForce with respect to the PDAOAI Platform or any other Oncotelic AI technology is strictly limited in scope. Such license shall extend only to TechForce’s integration of the PDAOAI Platform within the Product, solely for use within the Field and solely for the purposes of performing TechForce’s obligations under this Agreement. TechForce expressly acknowledges and agrees that it shall have no right, under this Agreement or otherwise, to: (a) access, use, or deploy the PDAOAI Platform or any of Oncotelic’s AI technology outside the scope of the Product as defined herein, or in any application or industry outside the Field; (b) commercialize, sublicense, assign, transfer, or otherwise exploit the PDAOAI Platform or any Oncotelic AI technology or derivatives thereof for any purpose not expressly authorized in advance and in writing by Oncotelic; or (c) use any Oncotelic AI technology, training data, inference outputs, or data generated through Product operation to independently develop, train, fine-tune, or validate any AI system, model, algorithm, data pipeline, or application, whether for TechForce’s internal use or for provision to any third party. These restrictions shall survive the expiration or termination of this Agreement.

4.3 Reserved Rights

Except for the licenses expressly granted in this Article 4 and elsewhere in this Agreement, nothing in this Agreement confers upon either Party any license, right, title, or interest in or to the other Party’s Intellectual Property Rights by implication, estoppel, or otherwise. All rights not expressly granted are reserved by the respective owner.

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4.4 Commercialization Licenses

Licensing rights with respect to the Commercialization of the Product, including any commercialization licenses from either Party to the other, shall be negotiated and set forth in the separate Commercialization and Licensing Agreement described in Article 16. The terms of any such commercialization licenses, including field, territory, exclusivity, sublicensing rights, and financial terms, shall be determined through that separate agreement.

4.5 Duration of Licenses

All development licenses granted hereunder shall continue for the duration of the Term, unless earlier terminated in accordance with Article 13. Any licenses granted hereunder that by their nature must survive expiration or termination in order to permit wind-down of commercial activities shall survive for the period reasonably necessary to complete such activities, as specified in Section 13.4.

ARTICLE 5 INTELLECTUAL PROPERTY

5.1 Background Intellectual Property

Each Party retains all right, title, and interest in and to its respective Background IP. Neither Party acquires any rights in the other Party’s Background IP except as expressly set forth in this Agreement. Each Party shall list and describe its material Background IP applicable to the Project in Exhibit A. Each Party represents that, to its knowledge as of the Effective Date, its Background IP does not infringe any third-party Intellectual Property Rights.

5.2 Ownership of Foreground IP

Unless otherwise agreed in writing by the Parties:

(a) AI-Related Developments: All Foreground IP that constitutes or is related to artificial intelligence, including without limitation the PDAOAI Platform, AI algorithms, machine learning models, training data, inference engines, data pipelines, AI-driven documentation or monitoring capabilities, and all improvements or derivatives thereof conceived or developed in the course of the Project, shall be exclusively owned by Oncotelic.

(b) Robotics and Hardware Developments: All Foreground IP that constitutes or is related to robotic hardware, mechanical engineering, actuation systems, sensors (excluding AI-driven sensor processing), and manufacturing processes for robotic components conceived or developed solely by TechForce in the course of the Project shall be exclusively owned by TechForce.

(c) Joint Developments: All Foreground IP conceived, developed, or reduced to practice jointly by employees or contractors of both Parties (i.e., Joint IP) that does not fall within subsections (a) or (b) above shall be jointly owned by the Parties. Each Party shall maintain detailed inventor and developer logs to track individual contributions to any joint development work. Either Party may use jointly-owned IP for any purpose, but each Party shall account to the other for profits received from third-party licensing of Joint IP, and no Party shall grant an exclusive license under Joint IP without the written consent of the other Party.

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5.3 Improvements to Background IP

Any improvements to one Party’s Background IP that are conceived or developed in the course of the Project by the Background IP owner’s employees or contractors (without substantive contribution from the other Party’s personnel) shall be owned solely by the Background IP owner. The other Party shall be licensed to use such improvements solely for the purposes of the Project during the Term. Any improvements to one Party’s Background IP that are jointly contributed to by personnel of both Parties shall be treated as Joint IP under Section 5.2(c), with the Background IP owner receiving a non-exclusive, royalty-free license to use such improvements in connection with its Background IP.

5.4 Patent Strategy and Filing

The Parties shall collaborate on joint patent strategy through good-faith consultation. Each Party shall promptly disclose to the other any invention arising from the Project using a mutually agreed joint invention disclosure form. For inventions that constitute Oncotelic’s solely-owned IP, Oncotelic shall have the right and responsibility to file and prosecute patent applications. For TechForce’s solely-owned IP, TechForce shall have such right and responsibility. For Joint IP, the Parties shall agree on prosecution strategy and cost-sharing through written agreement. Each Party shall reasonably cooperate in connection with patent prosecution, including executing assignment documents and providing technical assistance.

5.5 Manufacturing IP

Each Party retains exclusive ownership of its process technology, manufacturing know-how, and trade secrets, even to the extent such know-how is used in the manufacture of the Product. Any contract manufacturer or third-party manufacturing partner shall receive only those rights in the Parties’ IP as are strictly necessary to manufacture the Product, and shall be bound by confidentiality and IP assignment obligations no less protective than those set forth in this Agreement.

5.6 IP Enforcement

Each Party shall have the right, but not the obligation, to enforce its solely-owned Intellectual Property Rights against third-party infringers. With respect to Joint IP, the Parties shall confer on enforcement strategy by mutual written agreement. If the Parties agree to jointly pursue infringement proceedings, enforcement costs and recoveries shall be shared equally unless otherwise agreed. If one Party declines to participate in enforcement, the other Party may proceed at its own expense and shall retain any resulting award, subject to providing the non-participating Party a proportionate share of any recovery net of costs.

ARTICLE 6 DATA RIGHTS

6.1 Data Ownership

All data generated through the operation, deployment, and testing of the Product, including operational logs, process data, performance metrics, clinical or quality data, AI training and inference data, and electronic batch records, shall be owned exclusively by Oncotelic. TechForce acknowledges that such data may constitute Confidential Information and Intellectual Property of Oncotelic and agrees to maintain strict controls over access to and use of such data.

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6.2 Restrictions on TechForce’s Use of Data

TechForce acknowledges that all data generated through the Product constitutes Oncotelic’s proprietary and confidential information, and TechForce’s access to such data is granted solely to the extent necessary to perform its obligations under this Agreement. Without limiting the foregoing, TechForce shall not, directly or through any Affiliate, subcontractor, or agent, use any Product-generated data for: (a) the independent development, training, testing, fine-tuning, or validation of any artificial intelligence model, algorithm, neural network, or data pipeline; (b) the licensing, sale, transfer, or provision of such data to any third party for any purpose whatsoever; (c) the development of any product or service that is outside the scope of the Product as defined in this Agreement or that would compete with the PDAOAI Platform or any Oncotelic product or service; or (d) any other purpose that is not expressly authorized under this Agreement or approved in advance in writing by Oncotelic. TechForce shall implement and maintain technical and organizational safeguards sufficient to prevent unauthorized access to or use of Product-generated data by TechForce’s personnel, contractors, or systems, and shall promptly report any unauthorized access or data incident to Oncotelic.

6.3 Permitted Use of Data

Subject to Section 6.2 and applicable law, Product-generated data may be used by either Party for: (a) improving, optimizing, and maintaining the Product; (b) supporting regulatory submissions related to the Product; (c) analytical and performance benchmarking for the benefit of the collaboration; and (d) any other purposes mutually agreed in writing by the Parties.

6.4 Data Protection and GMP Compliance

All data collection, storage, use, and processing activities shall comply with: (a) applicable GMP requirements, including 21 C.F.R. Part 11 governing electronic records and electronic signatures; (b) applicable data protection and privacy laws, including HIPAA (to the extent applicable) and GDPR (to the extent applicable); and (c) any applicable cybersecurity standards agreed to by the Parties in writing. The Parties shall maintain a written data exchange plan specifying technical safeguards, access controls, and data transfer procedures.

6.5 Real-Time Inventory Data

The Parties shall maintain and share real-time inventory data for the Product throughout the Term to support demand planning, production scheduling, and Order management. Each Party shall provide timely access to its inventory and supply chain data to the extent necessary for the other Party to fulfill its obligations under this Agreement.

ARTICLE 7 MANUFACTURING, FORECASTING, AND SUPPLY

7.1 Forecasting

Oncotelic shall provide Techforce with a rolling twelve (12)-month Forecast of anticipated Product demand, updated no less frequently than monthly. Forecasts are non-binding with respect to purchase obligations but may be relied upon by manufacturing partners for production planning, procurement of long-lead materials, and capacity reservation. TechForce shall provide Forecasts in good faith based on reasonable market assessments and shall promptly notify Oncotelic of any material changes to anticipated demand.

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7.2 Purchase Orders

Binding Orders for the Product shall be submitted by Oncotelic to the applicable manufacturing party at least eight (8) to twelve (12) weeks prior to the requested delivery date, or such other lead time as may be specified for particular components in the Manufacturing Requirements. Orders shall become binding upon written acceptance by the manufacturing party and are non-cancellable and non-returnable except upon mutual written agreement or as provided in this Agreement. The terms of this Agreement shall govern all Orders; the terms of any purchase order or acknowledgment form shall apply only to the extent they are consistent with this Agreement.

7.3 Production and Capacity

Each manufacturing partner engaged under this Agreement shall maintain production capacity and supply chain readiness consistent with accepted Forecasts and binding Orders. Manufacturing partners shall use commercially reasonable efforts to meet all delivery schedules specified in accepted Orders and shall not reallocate manufacturing capacity in a manner that would jeopardize timely delivery to Oncotelic. Each manufacturing partner shall maintain real-time inventory tracking systems and shall provide Oncotelic with continuous access to current inventory data for components, work-in-progress, and finished Product. In the event any manufacturing partner becomes aware of any supply risk, component shortage, production delay, quality deviation, or force majeure event that may reasonably be expected to affect delivery obligations, such manufacturing partner shall promptly notify both Parties in writing, specifying the nature of the issue, the anticipated impact on delivery timelines, and the mitigation measures being undertaken. Failure to provide timely notice of a foreseeable supply disruption shall not excuse non-performance under any accepted Order.

7.4 Delivery Terms

Unless otherwise agreed by the Parties in writing, delivery of Products shall be made on an Ex Works (EXW) basis (Incoterms 2020) at the manufacturing facility. Title to, and risk of loss of, Products shall transfer to Oncotelic upon delivery. Oncotelic shall be responsible for all freight, customs duties, and other costs associated with transportation of Products from the delivery point.

7.5 E&O Inventory

Oncotelic and TechForce shall be jointly responsible for E&O Inventory costs arising from: (a) the failure of either Party to timely convert Forecasts into binding Orders, resulting in production or procurement commitments that cannot be fulfilled; (b) changes to Product design, technical specifications, or Manufacturing Requirements that render previously ordered components, work-in-progress, or finished goods non-conforming or obsolete; or (c) discontinuation of the Product by either Party in advance of consumption of committed inventory. E&O Inventory costs shall be calculated to include the fully burdened cost of affected components (at standard cost), work-in-progress, and finished goods, plus commercially reasonable carrying costs. The Parties shall each use commercially reasonable efforts to minimize E&O Inventory exposure, including through redeployment of inventory to alternative uses, return of components to suppliers where contractually permitted, or sale of surplus finished goods. The allocation of E&O Inventory costs between the Parties shall be determined by mutual written agreement based on the causal circumstances giving rise to such inventory and each Party’s relative responsibility therefor.

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7.6 Reporting and Transparency

Manufacturing partners and TechForce shall provide Oncotelic with periodic reports (no less than monthly) regarding: (a) inventory levels of components, work-in-progress, and finished goods; (b) production status and output; (c) yield rates and quality metrics; (d) supply chain conditions and risks; and (e) any other information reasonably requested by Oncotelic to support demand planning and commercialization activities.

ARTICLE 8 QUALITY, REGULATORY, AND COMPLIANCE

8.1 Quality Agreement

The Parties shall enter into a separate written Quality Agreement within sixty (60) days following the Effective Date. The Quality Agreement shall detail: (a) GMP standards and responsibilities for quality control and assurance; (b) change control procedures for quality-affecting changes; (c) deviation and out-of-specification handling procedures; (d) batch record requirements; (e) validation requirements, including IQ/OQ/PQ protocols; (f) recall and field corrective action procedures; and (g) audit rights and procedures. All manufacturing activities under this Agreement shall comply with applicable GMP standards, including 21 C.F.R. Parts 210, 211, 820, and 4, and ISO 13485 where applicable.

8.2 Regulatory Submissions

The Parties shall jointly plan and coordinate all regulatory submissions required for the development, testing, and commercialization of the Product, including applicable FDA submissions (e.g., IND, IDE, 510(k), PMA) and any foreign regulatory filings. Oncotelic shall typically act as the regulatory sponsor for FDA submissions related to clinical use or pharmaceutical applications of the Product, and TechForce shall compile and validate device-related technical data. Each Party shall comply with U.S. regulations applicable to its respective contributions, including 21 C.F.R. Part 312 (for drug or biologic applications) and 21 C.F.R. Part 820 (for device quality). The Parties shall develop and maintain a mutually agreed written regulatory plan specifying the schedule of filings, responsibilities, and cost allocation.

8.3 Electronic Records Compliance

All electronic records, electronic signatures, and audit trails generated in connection with manufacturing and quality activities under this Agreement shall comply with 21 C.F.R. Part 11. The Parties shall maintain documentation to demonstrate compliance with electronic records requirements and shall provide such documentation to regulatory authorities upon request.

8.4 Adverse Event and Change Notification

Each Party shall promptly notify the other in writing of: (a) any adverse regulatory actions, warning letters, import alerts, or similar regulatory actions related to the Product; (b) any product complaints, adverse events, or field safety issues; (c) any material design changes or process changes that may affect regulatory clearances or submissions; and (d) any SEC investigations, securities enforcement actions, or material litigation that may affect the collaboration. Product changes with regulatory impact shall require mutual written approval of both Parties and, where required by applicable law, prior notification to the FDA or other applicable regulatory authority.

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8.5 Export Controls and Anti-Corruption

Each Party shall comply with all applicable U.S. export control laws and regulations, including the Export Administration Regulations (EAR) and the International Traffic in Arms Regulations (ITAR), and applicable economic sanctions administered by the U.S. Office of Foreign Assets Control (OFAC), in connection with the transfer of any hardware, software, technology, or technical data under this Agreement. Each Party represents and warrants that it shall not engage in bribery or corrupt practices and shall comply with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all other applicable anti-corruption laws. Each Party shall implement reasonable internal controls to ensure compliance with the foregoing obligations.

ARTICLE 9 COMMERCIALIZATION FRAMEWORK

9.1 Oncotelic’s Role

Oncotelic shall be responsible for customer demand planning, commercial Order issuance, and primary customer relationship management for the Product. Oncotelic shall develop and maintain a commercialization strategy for the Product in collaboration with TechForce.

9.2 TechForce’s Role

TechForce shall support AI system updates, software maintenance, hardware improvements, and validation compliance activities as needed to maintain the Product’s commercial viability. TechForce shall maintain manufacturing and engineering capacity sufficient to fulfill Orders consistent with Forecasts.

9.3 Joint Commercialization Plan

The Parties shall develop and approve by mutual written agreement a joint Commercialization Plan describing marketing responsibilities, pricing policies, target customer segments, distribution strategies, and planned launch timelines. The Commercialization Plan shall be consistent with the terms of the separate Commercialization and Licensing Agreement described in Article 16.

9.4 Branding and Trademarks

Product branding, trademarks, and naming conventions shall be determined by mutual written agreement of the Parties. Each Party retains exclusive ownership of its respective existing trademarks and brand assets. Any joint branding or co-branding arrangements shall be set forth in the Commercialization and Licensing Agreement.

9.5 Tech Transfer and Manufacturing Know-How

On request by Oncotelic, or upon termination of this Agreement, TechForce shall transfer all manufacturing know-how, documentation, source code (with respect to software forming part of the Product), QA procedures, and maintenance instructions necessary to enable Oncotelic or a designated third party to manufacture and support the Product. Critical manufacturing processes, software, and documentation shall be held in technical documentation escrow on terms and with an escrow agent mutually agreed upon by the Parties. Access to such escrow materials shall be triggered by: (a) TechForce’s insolvency or cessation of business; (b) TechForce’s material breach of this Agreement that remains uncured; or (c) mutual agreement of the Parties.

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ARTICLE 10 CONFIDENTIALITY AND PUBLICITY

10.1 Confidentiality Obligations

Each Party (as “Receiving Party”) agrees to hold all Confidential Information of the other Party (as “Disclosing Party”) in strict confidence and to use the same degree of care to protect such Confidential Information as it uses to protect its own most sensitive proprietary information, but in no event less than reasonable care. The Receiving Party agrees to use the Disclosing Party’s Confidential Information solely for the purposes of performing its obligations or exercising its rights under this Agreement. The Receiving Party shall not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, except to the Receiving Party’s employees, officers, directors, contractors, advisors, and Affiliates who have a need to know such information for purposes of this Agreement and who are bound by confidentiality obligations no less restrictive than those set forth in this Article 10.

10.2 Exceptions

The confidentiality obligations of Section 10.1 shall not apply to information that the Receiving Party can demonstrate by competent written evidence: (a) was already known to the Receiving Party without restriction at the time of disclosure; (b) was or becomes publicly available through no breach of this Agreement by the Receiving Party; (c) was rightfully received by the Receiving Party from a third party without restriction on disclosure; or (d) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

10.3 Compelled Disclosure

If a Receiving Party is required by applicable law, regulation, court order, or stock exchange rules to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall (to the extent legally permitted): (a) provide the Disclosing Party with prompt prior written notice of such requirement; (b) cooperate with the Disclosing Party in seeking a protective order, confidential treatment, or other available relief; and (c) disclose only that portion of the Confidential Information legally required to be disclosed. Any such required disclosure shall not otherwise affect the confidential status of such information.

10.4 Survival of Confidentiality

The confidentiality obligations set forth in this Article 10 shall survive the expiration or termination of this Agreement for a period of five (5) years following the date of expiration or termination. Obligations with respect to trade secrets shall survive indefinitely.

10.5 Publications and Press Releases

Neither Party shall publish, present, or otherwise publicly disclose the results of the collaboration, including joint research findings or technical data, without the prior written approval of the other Party. The Parties may issue a joint press release announcing the existence of this collaboration in a form mutually agreed upon by both Parties. Any public statements regarding specific financial terms, Intellectual Property, or regulatory matters related to the collaboration shall require mutual written consent prior to disclosure.

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10.6 Securities Law Compliance

The Parties acknowledge that each is or may become a public company subject to applicable federal and state securities laws and the rules and regulations of applicable securities exchanges. In connection with the foregoing, each Party covenants and agrees as follows. Neither Party shall selectively disclose any material non-public information regarding the collaboration, the Product, or this Agreement to any investor, analyst, prospective investor, or other person without simultaneously making public disclosure of such information to all investors and the general public in a manner that complies with SEC Regulation FD (17 C.F.R. Part 243). Each Party shall implement, maintain, and enforce written insider trading policies and procedures that restrict trading in its own securities, and to the extent legally required, in the other Party’s securities, by any personnel who possess material non-public information arising from or related to the collaboration. In connection with any initial public offering of securities by either Party, all key insiders of such Party who are in possession of material non-public information regarding the collaboration shall, to the extent required by the underwriters of such offering, agree to customary lock-up restrictions prohibiting the sale, transfer, or hedging of their equity securities for a period of no less than one hundred eighty (180) days following the closing of such offering. Each Party shall provide the other Party with reasonable advance notice and an opportunity to review and comment upon any proposed securities filing that references this Agreement, the collaboration, or the other Party’s Confidential Information, to the extent such review is legally permissible.

ARTICLE 11 REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties

Each Party represents and warrants to the other Party, as of the Effective Date and continuously throughout the Term, that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation or incorporation, with full legal power and authority to conduct its business as presently conducted; (b) it has full corporate power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to grant the licenses and rights contemplated herein; (c) this Agreement has been duly authorized by all necessary corporate action, and has been duly executed and delivered by such Party’s authorized representative, and constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and equitable principles; (d) the execution, delivery, and performance of this Agreement by such Party do not conflict with, violate, or result in a breach of any applicable law, order, judgment, rule, or regulation, or any material agreement, contract, license, or instrument to which such Party is a party or by which its assets are bound; (e) to such Party’s knowledge as of the Effective Date, its Background IP does not infringe, misappropriate, or otherwise violate any third-party Intellectual Property Rights; and (f) such Party shall comply at all times with all applicable federal, state, and local laws, rules, and regulations in performing its obligations under this Agreement, including without limitation all applicable FDA regulations, GMP requirements, labor and employment laws, export control laws, anti-corruption laws, and applicable securities laws.

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11.2 Product Warranty

Each Party warrants, with respect to the components and deliverables for which it bears responsibility under this Agreement and the Manufacturing Requirements, that all Products delivered hereunder shall: (a) conform in all material respects to the applicable technical specifications, functional requirements, and Manufacturing Requirements in effect at the time of delivery; (b) be free from material defects in materials, components, and workmanship; and (c) comply with all applicable GMP standards and regulatory requirements. The foregoing product warranty shall apply for a period of twelve (12) months from the date of delivery of each unit of the Product to the applicable delivery point (the “Warranty Period”). Each Party’s product warranty obligation is limited to the components, subsystems, and manufacturing activities within its respective area of responsibility, and no Party shall bear warranty liability for defects attributable to the other Party’s components, design decisions, or manufacturing processes.

11.3 Warranty Remedies

In the event of a breach of the product warranty set forth in Section 11.2, the responsible Party shall, at its option: (a) repair the defective Product at its own cost; (b) replace the defective Product with a conforming Product; or (c) if repair or replacement is not commercially practicable, provide a reasonable credit or refund for the defective Product. The responsible Party shall also implement appropriate corrective actions to address the root cause of any defect. In the event of systemic or recurring failures affecting a material portion of Products delivered, the responsible Party shall implement a corrective action plan (“CAP”) within thirty (30) days of notification and shall provide the other Party with progress reports on CAP implementation.

11.4 Warranty Exclusions

The product warranty shall not apply to defects caused by: (a) misuse, abuse, or accident by the customer or end user; (b) unauthorized modifications or alterations to the Product; (c) use of the Product outside specified operating parameters; (d) customer-specified components or software not provided by the Parties; or (e) failure to follow required maintenance procedures.

11.5 Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES.

ARTICLE 12 INDEMNIFICATION

12.1 Indemnification by TechForce

TechForce shall indemnify, defend, and hold harmless Oncotelic and its Affiliates, officers, directors, employees, agents, and permitted successors and assigns (collectively, “Oncotelic Indemnitees”) from and against any and all third-party claims, demands, suits, proceedings, liabilities, damages, losses, judgments, costs, and expenses, including reasonable attorneys’ fees and court costs (collectively, “Losses”), arising out of or relating to: (a) any defect in the robotic hardware, mechanical components, or structural systems of the Product attributable to TechForce’s manufacturing process, assembly, or hardware design (excluding any component designed, specified, or supplied by Oncotelic); (b) TechForce’s negligence, gross negligence, or willful misconduct in connection with the manufacture, assembly, testing, or delivery of the Product; (c) any claim that TechForce’s Background IP or any Foreground IP developed solely by TechForce’s personnel infringes, misappropriates, or otherwise violates any third-party Intellectual Property Right; or (d) any material breach by TechForce of its representations, warranties, covenants, or obligations under this Agreement. The foregoing indemnification obligation shall not apply to the extent that any Loss is attributable to the negligence, willful misconduct, or breach of this Agreement by any Oncotelic Indemnitee.

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12.2 Indemnification by Oncotelic

Oncotelic shall indemnify, defend, and hold harmless TechForce and its Affiliates, officers, directors, employees, agents, and permitted successors and assigns (collectively, “TechForce Indemnitees”) from and against any and all Losses arising out of or relating to: (a) any defect, malfunction, error, or failure in the PDAOAI Platform or any other AI software, algorithm, model, or data component of the Product attributable to Oncotelic’s design, development, or configuration; (b) Oncotelic’s negligence, gross negligence, or willful misconduct in connection with the deployment, configuration, integration, or use of the PDAOAI Platform in connection with the Product; (c) any claim that Oncotelic’s Background IP or any Foreground IP developed solely by Oncotelic’s personnel infringes, misappropriates, or otherwise violates any third-party Intellectual Property Right; or (d) any material breach by Oncotelic of its representations, warranties, covenants, or obligations under this Agreement. The foregoing indemnification obligation shall not apply to the extent that any Loss is attributable to the negligence, willful misconduct, or breach of this Agreement by any TechForce Indemnitee.

12.3 Indemnification Procedure

The Party seeking indemnification (the “Indemnified Party”) shall: (a) promptly notify the indemnifying party (the “Indemnifying Party”) in writing of any claim for which indemnification is sought; (b) grant the Indemnifying Party sole control over the defense and settlement of the claim, provided that no settlement that imposes liability or obligations on the Indemnified Party may be entered into without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld); and (c) provide reasonable cooperation to the Indemnifying Party at the Indemnifying Party’s expense. Failure to provide prompt notice shall reduce, but not eliminate, the Indemnifying Party’s obligations to the extent actually prejudiced by such failure.

12.4 Limitation of Liability

EXCEPT WITH RESPECT TO (i) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 12.1 AND 12.2; (ii) BREACHES OF ARTICLE 10 (CONFIDENTIALITY); (iii) BREACHES OF ARTICLE 5 (INTELLECTUAL PROPERTY); OR (iv) FRAUD OR WILLFUL MISCONDUCT:

(a) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOSS OF REVENUE, LOSS OF DATA, OR BUSINESS INTERRUPTION, ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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(b) EACH PARTY’S TOTAL CUMULATIVE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF: (i) ONE MILLION DOLLARS ($1,000,000); OR (ii) THE TOTAL AMOUNTS PAID OR PAYABLE BY THE OTHER PARTY UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

ARTICLE 13 TERM AND TERMINATION

13.1 Term

This Agreement shall commence on the Effective Date and shall remain in effect for an initial term of one (1) year (the “Initial Term”), unless earlier terminated in accordance with this Article 13. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive five (5)-year renewal terms (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either Party provides the other Party with written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term.

13.2 Termination for Convenience

Either Party may terminate this Agreement for any reason upon sixty (60) days’ prior written notice to the other Party. During such notice period, the Parties shall continue to perform their respective obligations and shall use commercially reasonable efforts to minimize disruption to the collaboration and transition activities to the other Party or a designated third party.

13.3 Termination for Material Breach

Either Party may terminate this Agreement immediately upon written notice if the other Party commits a material breach of any of its obligations under this Agreement and: (a) the breach is incapable of cure; or (b) the breaching Party fails to cure such breach within thirty (30) days after receiving written notice of the breach (or such longer cure period as may be mutually agreed for complex breaches). Material breaches include, but are not limited to: (i) failure to meet material Milestones as agreed in any applicable written development schedule; (ii) insolvency, bankruptcy, dissolution, or assignment for the benefit of creditors; (iii) unauthorized disclosure or use of Confidential Information for competitive purposes; and (iv) material breach of Intellectual Property obligations under Article 5.

13.4 Effect of Termination

Upon expiration or termination of this Agreement for any reason, the following consequences shall apply. All outstanding binding Orders accepted prior to the effective date of termination shall remain in full force and effect and shall be fulfilled by the applicable manufacturing party in accordance with their terms; termination of this Agreement shall not relieve either Party of its obligations with respect to accepted Orders. Oncotelic shall purchase all committed inventory of Products and components, including all real-time inventory attributable to accepted Orders or binding Forecasts, and shall pay for all work-in-progress and finished goods manufactured in reasonable reliance on accepted Orders or approved Forecasts, at the agreed cost plus any reasonable carrying charges. Each Party shall, promptly following the effective date of termination, return or certifiably destroy all Confidential Information of the other Party in its possession or control, except to the extent retention is required by applicable law, regulation, or regulatory obligation, and shall provide the other Party with written certification of such return or destruction within thirty (30) days of request. All development licenses granted under Article 4 shall automatically terminate upon the effective date of expiration or termination, except to the extent strictly necessary to permit each Party to wind down outstanding commercial activities and fulfill its obligations with respect to accepted Orders. Manufacturing partners shall provide reasonable and documented transition assistance for a period of up to six (6) months following the effective date of termination.

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With respect to Intellectual Property upon termination: (a) Each Party shall retain full and exclusive ownership of its own Background IP and all solely-owned Foreground IP as determined under Article 5, without any obligation to transfer, assign, or otherwise turn over such IP to the other Party. For the avoidance of doubt, TechForce’s robotic hardware designs, mechanical engineering developments, actuation systems, sensors, and manufacturing processes for robotic components that are solely developed by TechForce shall remain TechForce’s exclusive property, and Oncotelic shall have no right to receive or retain any assignment of or title to such IP upon termination. Oncotelic’s AI-related developments, PDAOAI Platform, and all AI-driven Foreground IP shall remain Oncotelic’s exclusive property, and TechForce shall have no right to receive or retain any assignment of or title to such IP upon termination. (b) With respect to Joint IP only, each Party shall retain its undivided ownership interest following termination, and the Parties shall cooperate in good faith to document and confirm the scope of jointly owned IP in a written joint ownership agreement executed within sixty (60) days of the effective date of termination. Neither Party shall be required to assign its undivided interest in Joint IP to the other Party. (c) Any cross-licenses granted between the Parties under this Agreement solely for purposes of the Project shall automatically terminate upon the effective date of termination, except to the extent strictly necessary to wind down accepted Orders.

13.5 Survival

The following provisions shall survive expiration or termination of this Agreement: Article 1 (Definitions, to the extent necessary to give effect to surviving provisions); Sections 5.1, 5.2, 5.3, and 5.6 (Intellectual Property ownership and enforcement); Article 6 (Data Rights, with respect to data generated prior to termination); Article 10 (Confidentiality and Publicity, as provided therein); Sections 11.1 and 11.5 (Representations and Disclaimer); Article 12 (Indemnification, with respect to claims arising prior to or in connection with termination); Section 13.4 (Effect of Termination); this Section 13.5; Article 14 (Force Majeure, as applicable to the wind-down period); Article 17 (Dispute Resolution); and Article 18 (General Provisions), as well as any payment obligations accrued prior to termination.

ARTICLE 14 FORCE MAJEURE

Neither Party shall be in default or breach of this Agreement, or liable to the other Party for damages, to the extent that performance of such Party’s obligations is delayed or prevented by reason of circumstances beyond such Party’s reasonable control, including acts of God, natural disasters, pandemics or public health emergencies, wars or acts of terrorism, government embargoes, labor disputes (other than with the non-performing Party’s own employees), supply chain disruptions caused by third-party shortages, or failures of public infrastructure (collectively, “Force Majeure Events”), provided that: (a) the affected Party provides prompt written notice to the other Party describing the nature, expected duration, and anticipated impact of the Force Majeure Event; (b) the affected Party uses commercially reasonable efforts to mitigate the impact of the Force Majeure Event and to resume full performance as promptly as practicable; and (c) the Force Majeure Event is not the result of the affected Party’s negligence or willful misconduct.

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If a Force Majeure Event continues for more than sixty (60) days, the non-affected Party may, upon thirty (30) days’ additional written notice, terminate this Agreement without liability, except for payment obligations accrued prior to termination.

ARTICLE 15 EXCLUSIVITY

15.1 TechForce Exclusivity Obligation

During the Term of this Agreement and for a period of twelve (12) months following the expiration or termination of this Agreement (the “Exclusivity Period”), TechForce shall not, directly or through any Affiliate, partner, joint venture, or third-party arrangement, license, assign, transfer, sublicense, or otherwise provide to any third party access to or rights in the Joint IP developed under this Agreement for use, deployment, or commercialization in the pharmaceutical or biopharmaceutical manufacturing industry. This exclusivity obligation is expressly and solely directed at preventing TechForce from making the Joint IP available to third-party competitors operating in the pharmaceutical industry. It does not constitute an exclusivity restriction on TechForce as a company, does not bar TechForce from competing in or serving the pharmaceutical industry using its own Background IP or solely-owned Foreground IP, and does not limit TechForce’s right to develop, manufacture, market, license, or commercialize its own proprietary robotic hardware, mechanical systems, or engineering capabilities in any market or industry, including the pharmaceutical sector.

15.2 Scope of Exclusivity

The exclusivity restriction set forth in Section 15.1 is narrowly scoped as follows: (a) the restriction attaches only to the Joint IP — meaning intellectual property jointly conceived and developed by both Parties under this Agreement — and does not extend to TechForce’s Background IP, TechForce’s solely-owned Foreground IP (including all robotic hardware designs, mechanical engineering developments, actuation systems, sensors, and manufacturing processes independently developed by TechForce), or any technology or intellectual property developed by TechForce outside of this Agreement without use of Oncotelic’s Confidential Information or Background IP; (b) TechForce remains free to compete in, enter into, and operate across the pharmaceutical manufacturing industry and all other industries and sectors using its own proprietary technology, and the existence of this Agreement shall not be construed to exclude or limit TechForce’s presence or activities in any industry; and (c) the restriction is solely directed at the unauthorized use of the jointly developed work product to benefit a competing third-party pharmaceutical industry participant during the Exclusivity Period. To illustrate the intended scope: TechForce may sell its own robotic hardware to any pharmaceutical company; TechForce may not license the jointly developed Product — incorporating Joint IP — to a third-party pharmaceutical manufacturer during the Exclusivity Period without Oncotelic’s written consent.

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15.3 Permitted Activities

For the avoidance of doubt, and without limiting the generality of Section 15.2, TechForce shall be free to engage in the following activities during and after the Exclusivity Period without restriction: (a) developing, manufacturing, marketing, licensing, selling, or commercializing robotic hardware, mechanical systems, software, and engineering capabilities that constitute TechForce’s Background IP or solely-owned Foreground IP, in any industry or sector, including without limitation the pharmaceutical, biopharmaceutical, GMP manufacturing, logistics, semiconductor, food processing, and consumer electronics sectors, regardless of whether such activities compete in any way with Oncotelic or the Product, provided that TechForce does not use Joint IP or Oncotelic’s Confidential Information or Background IP in doing so; (b) entering into any partnership, collaboration, joint venture, or licensing arrangement with any third party, including third parties in the pharmaceutical industry, with respect to TechForce’s own proprietary robotic hardware and technology, provided such arrangements do not involve disclosure or use of the Joint IP; (c) independently improving TechForce’s hardware platforms, mechanical engineering capabilities, or robotics systems using TechForce’s own resources, know-how, and Background IP; and (d) performing and fulfilling obligations under pre-existing contractual commitments in effect prior to the Effective Date. The Parties expressly acknowledge that the exclusivity provisions of this Article are intended solely to protect the jointly developed work product from unauthorized competitive exploitation in the pharmaceutical industry, not to restrict TechForce’s ability to operate, compete, or grow its independent business in any sector.

15.4 Non-Solicitation

During the Exclusivity Period, neither Party shall directly solicit for employment any key technical or managerial personnel of the other Party who are actively engaged in the Project, without the prior written consent of the employing Party. This provision shall not prohibit either Party from conducting general recruitment advertising not specifically targeted at the other Party’s personnel.

ARTICLE 16 COMMERCIALIZATION AND LICENSING

16.1 Separate Commercialization Agreement

The Parties acknowledge that the full terms governing the Commercialization of the Product, including detailed financial terms, commercialization licenses, and related rights, require further negotiation and shall be set forth in a separate Commercialization and Licensing Agreement (the “CLA”) to be negotiated and executed in good faith by the Parties prior to the first commercial sale or deployment of the Product. The Parties commit to negotiate the CLA diligently and in good faith.

16.2 CLA Required Terms

The Parties agree that the CLA shall contain, at a minimum, commercially reasonable and mutually agreed terms addressing each of the following subject matters: (a) development and commercialization Milestones, including objective criteria for Milestone achievement and the associated milestone payment amounts and timing; (b) revenue sharing, profit-sharing, or royalty structures applicable to all forms of commercial deployment of the Product, including direct sales, licensing arrangements, and RaaS subscription models; (c) licensing fee structures, including any upfront or one-time license fees, annual maintenance fees, and running royalties expressed as a percentage of Net Sales or a fixed per-unit amount; (d) pricing policies and the specific fee structure applicable to the RaaS model, including subscription tiers, service level commitments, and fee escalation terms; (e) the rights and obligations of customers with respect to data ownership, access to software updates, hardware maintenance, and end-of-life transition assistance following the purchase or subscription term; (f) audit rights with respect to the verification of reported revenues, Net Sales, royalties, and any other financial obligations arising under the CLA; (g) territory and field definitions applicable to commercialization licenses, including any exclusivity arrangements, field-of-use restrictions, and sublicensing rights; and (h) Product recall procedures, post-market surveillance obligations, adverse event reporting responsibilities, and the allocation of associated liability and costs between the Parties. The Parties commit to negotiate the CLA diligently and in good faith and to execute it no later than ninety (90) days prior to the anticipated date of first commercial sale.

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16.3 Interim Commercial Activities

Pending execution of the CLA, no commercial sales, subscriptions, deployments, or other revenue-generating activities related to the Product shall be initiated by either Party without the prior written consent of the other Party. The Parties may conduct joint market assessments, customer demonstrations, and pilot deployments for evaluation purposes only, subject to mutual written agreement on the terms of any such pilot.

ARTICLE 17 DISPUTE RESOLUTION

17.1 Governing Law

This Agreement, and any dispute, claim, or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, shall be governed by, construed, and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

17.2 Tiered Dispute Resolution

The Parties agree to resolve any dispute, claim, or controversy arising out of or relating to this Agreement through the following tiered process:

(a) Executive Negotiation: The Parties shall first attempt to resolve any dispute through good-faith negotiation between their respective chief executive officers or designees. Either Party may initiate this process by providing written notice to the other Party describing the dispute in reasonable detail. The Parties shall have fifteen (15) business days from the date of such notice to resolve the dispute through negotiation.

(b) Non-Binding Mediation: If executive negotiation fails to resolve the dispute within the period described in (a) above, either Party may submit the dispute to non-binding mediation administered by JAMS (Judicial Arbitration and Mediation Services) or a mutually agreed mediator. The mediation shall take place in Los Angeles, California (or by videoconference if agreed) and shall be completed within sixty (60) days of submission, unless extended by mutual agreement.

(c) Binding Arbitration: If mediation fails to resolve the dispute, either Party may submit the dispute to final and binding arbitration administered by JAMS under its Comprehensive Arbitration Rules and Procedures. The arbitration shall take place in Los Angeles, California. The arbitration panel shall consist of one (1) neutral arbitrator mutually agreed upon by the Parties, or, if the Parties cannot agree, selected by JAMS. The arbitrator’s award shall be final, binding, and enforceable in any court of competent jurisdiction.

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17.3 Provisional Relief

Notwithstanding Section 17.2, either Party may seek emergency or interim injunctive relief or other provisional remedies from any court of competent jurisdiction (i) to protect its Intellectual Property Rights, (ii) to prevent unauthorized disclosure or use of Confidential Information, or (iii) where delay in seeking relief would cause irreparable harm. Seeking such relief shall not constitute a waiver of the obligation to arbitrate under this Article 17.

17.4 Arbitration Costs and Fees

The costs of arbitration, including arbitrator fees and JAMS administrative fees, shall be borne equally by the Parties, unless the arbitrator awards costs and fees to the prevailing Party. Each Party shall bear its own attorneys’ fees and litigation costs, unless the arbitrator determines that a Party has acted in bad faith or advanced a frivolous position, in which case the arbitrator may award attorneys’ fees to the prevailing Party.

ARTICLE 18 GENERAL PROVISIONS

18.1 Independent Contractors

The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, employment, or fiduciary relationship between the Parties. Neither Party shall have authority to bind the other or incur any obligation on behalf of the other without the other’s prior written consent.

18.2 Assignment

Neither Party may assign, transfer, delegate, or otherwise dispose of this Agreement, or any of its rights, interests, or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, either Party may assign this Agreement without the other Party’s consent: (a) to an Affiliate; or (b) in connection with a merger, consolidation, acquisition, or sale of all or substantially all of the assets of such Party, provided that: (i) the assigning Party provides prior written notice to the other Party; (ii) the successor-in-interest assumes in writing all of the assigning Party’s obligations under this Agreement; and (iii) in the event of a Change of Control of either Party to a competitor of the other Party’s core business, the non-assigning Party shall have the right, exercisable within sixty (60) days of written notice of such Change of Control, to terminate this Agreement upon thirty (30) days’ written notice or convert any exclusive licenses granted hereunder to non-exclusive licenses. Any purported assignment in violation of this Section shall be null and void.

18.3 Entire Agreement

This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties relating to the subject matter hereof. No prior drafts of this Agreement shall be used in the interpretation or construction of this Agreement.

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18.4 Amendments

This Agreement may not be amended, modified, or supplemented except by a written instrument signed by authorized representatives of both Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party.

18.5 Notices

All notices, requests, demands, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given: (a) when delivered personally; (b) one (1) business day after deposit with a nationally recognized overnight courier service; (c) three (3) business days after being sent by certified or registered mail, return receipt requested, postage prepaid; or (d) upon confirmed electronic transmission with written confirmation of receipt. Notices shall be addressed as follows:

If to Oncotelic:

Oncotelic Therapeutics, Inc.

Attn: Chief Executive Officer

29397 Agoura Road Suite 107

Agoura Hills, CA 91301

Email: vtrieu3@autotelicinc.com

If to TechForce:

TechForce Robotics, Inc.

Attn: President

13501 S Main Street,

Los Angeles, CA 900061

Email: floco@techforcerobotics.com

CC: Legal Department

Attn: JJ Zhang

4141 S Nogales Street C102

West Covina, CA 91792

jj@tezlawfirm.com

Either Party may change its address for notices by providing written notice to the other Party in accordance with this Section.

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JOINT DEVELOPMENT, MANUFACTURING, AND LICENSING AGREEMENT CONFIDENTIAL

18.6 Waiver

No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

18.7 Severability

If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

18.8 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement shall create or be deemed to create any right in, or any obligation to, any third party.

18.9 Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures (including DocuSign or similar digital signature platforms) shall be deemed valid and binding to the same extent as original ink signatures.

18.10 Construction

The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. The word “including” shall mean “including without limitation.” Unless the context clearly requires otherwise, the singular includes the plural and vice versa. This Agreement has been negotiated by the Parties and their respective legal counsel, and shall not be interpreted against either Party as the drafter hereof.

(Signature page to follow)

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JOINT DEVELOPMENT, MANUFACTURING, AND LICENSING AGREEMENT CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ONCOTELIC THERAPEUTICS, INC.

By:	/s/ Dr. Vuong Trieu
Name:	Dr. Vuong Trieu
Title:	Chief Executive Officer

Date:

TECHFORCE ROBOTICS, INC.

By:	/s/ Ried Floco
Name:	Ried Floco
Title:	President

Date:

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JOINT DEVELOPMENT, MANUFACTURING, AND LICENSING AGREEMENT CONFIDENTIAL

EXHIBIT A

SCOPE OF WORK

This Exhibit A describes the high-level functional objectives and scope of the Product to be jointly developed by the Parties. The specifications herein are intended to guide development and may be refined by mutual written agreement of the Parties through the JSC.

A.1 Automated Material Handling

The Product shall support automated handling of materials within GMP-regulated environments, including automated loading, unloading, and transfer of materials between process stages, reducing manual intervention and contamination risk.

A.2 Vision and Monitoring

The Product shall include integrated vision and monitoring capabilities to track operations, verify process steps, detect anomalies, and support full environmental visibility within controlled pharmaceutical manufacturing areas.

A.3 PDAOAI-Enabled Capabilities

The Product shall incorporate Oncotelic’s PDAOAI-driven functionality to:

●	Detect operational deviations from established process parameters;

●	Support automated, time-stamped logging of process activities;

●	Enable real-time system optimization and predictive maintenance; and

●	Generate electronic batch records and audit trails in compliance with 21 C.F.R. Part 11.

A.4 Documentation and Compliance

The Product shall support generation of GMP-compliant documentation, including time-stamped records, audit trails, electronic batch records, and deviation reports, and shall facilitate integration with applicable standard operating procedures and quality management systems.

A.5 Operational Objectives

The Product is designed to:

●	Reduce reliance on human intervention in material handling and monitoring activities;

●	Minimize contamination risk and minimize human-caused errors;

●	Improve process consistency and reproducibility; and

●	Enhance overall operational efficiency in pharmaceutical manufacturing.

A.6 Validation and Qualification Support

The Product shall be designed to support GMP validation activities, including installation qualification (IQ), operational qualification (OQ), and performance qualification (PQ), with supporting documentation templates, qualification protocols, and technical data packages.

A.7 Continuous Improvement

The Parties shall collaborate on an ongoing basis to refine system capabilities, incorporate customer and operational feedback, and improve Product performance and regulatory compliance over the Term.

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